Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

MMODAL INC.

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

1.1	Meetings.

1.1.1    Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2    Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3    Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote at the meeting.

1.1.4    Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5.    Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Corporation which is entitled to vote at such meeting.

1.1.6.    Stockholder Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II

DIRECTORS

2.1    Number and Term. The board of directors shall have authority to (i) determine the number of directors that constitute the board of directors and (ii) fix the terms of office of the directors.

2.2	Meetings.

2.2.1    Place. Meetings of the board of directors shall be held at such place as may be designated by the board of directors or in the notice of the meeting.

2.2.2    Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board of directors may designate. Notice of regular meetings need not be given.

2.2.3    Special Meetings. Special meetings of the board of directors may be called by the president or any two members of the board of directors on three days’ notice to each director, either personally or by mail (including electronic mail), telegram, telephone or facsimile transmission.

2.2.4    Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5    Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6    Committees. The board of directors may, by resolution adopted by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board of directors. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board of directors directing the committee.

ARTICLE III

OFFICERS

3.1    Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, a secretary, a treasurer and such other officers as it deems advisable.

3.2    Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by the resolution of the board of directors, (i) the president shall be the chief executive officer of the Corporation, shall have general supervision over the business and operations of the Corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board of directors and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices and (iii) any vice president, or vice presidents in the order determined by the board of directors, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1	Indemnification Respecting Third Party Claims.

4.1.1    Indemnification of Directors and Officers. The Corporation, to the fullest extent and in the manner permitted by the laws of the State of Delaware as in effect from time to time, shall indemnify in accordance with the following provisions of this Article IV any person (a “Covered Person”) who was or is made a party to, is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Corporation), by reason of the fact that such Covered Person is or was a director or officer of the Corporation, or, at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association (an “Related Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such Covered Person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a Covered Person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such Covered Person against the Corporation or any Related Entity or any person who is or was a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or a Subsidiary Officer of any Related Entity in their capacity as such, but such indemnification may be provided by the Corporation in a specific case as permitted by Section 4.6 of these bylaws; provided that such Covered Person shall, to the fullest extent permitted by law, be entitled to indemnification in connection with any action, suit or proceeding commenced by such Covered Person to enforce his or her rights under this Article IV.

4.1.2    Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify a Covered Person under Section 4.1.1.

4.2	Indemnification Respecting Derivative Claims.

4.2.1    Indemnification of Directors and Officers. The Corporation, to the fullest extent and in the manner permitted by the laws of the State of Delaware as in effect from time to time, shall indemnify in accordance with the following provisions of this Article IV any Covered Person who was or is made a party to, is threatened to be made a party to or is involved in any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Covered Person is or was a director or officer of the Corporation, or, at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of a Related Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such Covered Person in connection with such action or suit if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a Covered Person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit brought by or in the right of the Corporation commenced by such Covered Person, but such indemnification may be provided by the Corporation in any specific case as permitted by Section 4.6 of these bylaws; provided that such Covered Person shall, to the fullest extent permitted by law, be entitled to indemnification in connection with any action, suit or proceeding commenced by such Covered Person to enforce his or her rights under this Article IV.

4.2.2    Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any Covered Person under Section 4.2.1.

4.3    Determination of Entitlement to Indemnification. Any indemnification to be provided under Section 4.1 or 4.2 of these bylaws (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such Covered Person has met the applicable standard of conduct set forth in such paragraph. Such determination shall be made in accordance with any applicable procedures authorized by the board of directors and in accordance with the Delaware General Corporation Law. In the event a request for indemnification is made after final disposition of the proceeding in question by any Covered Person referred to in Section 4.1.1 or 4.2.1 of these bylaws, the Corporation shall use its reasonable efforts to cause such determination to be made not later than ninety (90) days after such request is made.

4.4	Right to Indemnification in Certain Circumstances.

4.4.1    Indemnification Upon Successful Defense. Notwithstanding the other provisions of this Article IV, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 4.1 or 4.2 of these bylaws, or in defense of any claim, issue or matter therein, or in any action, suit or proceeding brought by the director or officer to enforce rights to indemnification or advancement of expenses and costs granted pursuant to this Article IV, such Covered Person shall, to the fullest extent permitted bylaw, be indemnified against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such Covered Person in connection therewith.

4.4.2    Indemnification for Service As a Witness. To the extent any Covered Person who is or was a director or officer of the Corporation has served or prepared to serve as a witness in any action, suit or proceeding (whether civil, criminal, administrative, regulatory or investigative in nature), including any investigation by any legislative body or any regulatory or self-regulatory body by which the Corporation’s business is regulated, by reason of his or her service as a director or officer of the Corporation or his or her service as a Subsidiary Officer of a Related Entity at a time when he or she was a director or officer of the Corporation (assuming such Covered Person is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of such Related Entity), but excluding service as a witness in an action or suit commenced by such person or to which such person is named a party (unless such expenses were incurred with the approval of the board of directors, a committee thereof or the Chairman, a Vice Chairman, the President or the Chief Executive Officer of the Corporation), the Corporation shall, to the fullest extent permitted by law, indemnify such Covered Person against out-of-pocket costs and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Covered Person in connection therewith and shall use its reasonable efforts to provide such indemnity within forty-five (45) days after receipt by the Corporation from such Covered Person of a statement requesting such indemnification, averring such service and reasonably evidencing such expenses and costs; it being understood, however, that the Corporation shall have no obligation under this Article IV to compensate such Covered Person for such Covered Person’s time or efforts so expended. The Corporation may indemnify any employee or agent of the Corporation to the same or a lesser extent as it may indemnify any director or officer of the Corporation pursuant to the foregoing sentence of this paragraph.

4.5	Advances of Expenses.

4.5.1    Advances to Directors and Officers. To the fullest extent not prohibited by applicable law, expenses and costs incurred by any Covered Person referred to in Section 4.1.1 or 4.2.1 of these bylaws in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified in respect of such costs and expenses by the Corporation as authorized by this Article IV.

4.5.2    Advances to Employees and Agents. To the fullest extent not prohibited by applicable law, expenses and costs incurred by any person referred to in Sections 4.1.2 or 4.2.2 of these bylaws in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors, a committee thereof or an officer of the Corporation authorized to so act by the board of directors, upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in respect of such costs and expenses as authorized by this Article IV.

4.6	Indemnification Not Exclusive.

4.6.1    The provision of indemnification to or the advancement of expenses and costs to any Covered Person under this Article IV, or the entitlement of any Covered Person to indemnification or advancement of expenses and costs under this Article IV, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such Covered Person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any Covered Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Covered Person’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

4.6.2    Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of one or more Covered Persons to or at the request of the Corporation and also one or more indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to each Covered Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IV, irrespective of any right of recovery the Covered Person may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Covered Person may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the Covered Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person against the Corporation, and the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4.6.2 of these bylaws, entitled to enforce this Section 4.6.2 of these bylaws.

For purposes of this Section 4.6.2 of these bylaws, the following terms shall have the following meanings:

4.6.2.1 The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Covered Person has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom a Covered Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

4.6.2.2 The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

4.7	Corporate Obligations; Reliance.

4.7.1    The rights granted pursuant to the provisions of this Article IV shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or Subsidiary Officers of any Related Entity shall be entitled to rely on such provisions of this Article IV without giving notice thereof to the Corporation.

4.7.2    Without the consent of any affected Covered Person, the Corporation shall not, in connection with the settlement or resolution of any claim alleged against it in any action, suit or proceeding, seek or consent to entry of an order that releases, bars or otherwise affects the rights of indemnification and advancement of expenses provided in this Article IV.

4.8    Amendment or Repeal. Any repeal or modification of the provisions of this Article IV shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omissions occurring prior to the time of such repeal or modification.

4.9    Accrual of Claims; Successors. The indemnification provided or permitted under the foregoing provisions of this Article IV shall or may, as the case may be, apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of such provisions of this Article IV. The right of any Covered Person who is or was a director, officer, employee or agent of the Corporation or a Subsidiary Officer to indemnification or advancement of expenses as provided under the foregoing provisions of this Article IV shall continue after he or she shall have ceased to be a director, officer, employee, agent or Subsidiary Officer and shall inure to the benefit of the heirs, distributees, executors, administrators and other legal representatives of such Covered Person.

4.10    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of any Related Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IV or applicable law.

4.11    Definitions of Certain Terms. For purposes of this Article IV, (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if such corporation would have been permitted (if its corporate existence had continued)

under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request, or to represent the interests of, such constituent corporation as a Subsidiary Officer of any Related Entity shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or as a Subsidiary Officer of any Related Entity which service imposes duties on, or involves services by, such director, officer, partner, member, trustee, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (d) a Covered Person who acted in good faith and in a manner such Covered Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article IV.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote.